Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

KERRII ANDERSON JOINS P.F. CHANG’S BOARD OF DIRECTORS

SCOTTSDALE, ARIZONA, October 26, 2009 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced the addition of Kerrii B. Anderson to its board of directors, effective October 22, 2009. Ms. Anderson, who brings significant management experience in finance, accounting and executive leadership, will also serve as a member of the Company’s audit committee.

“I am pleased to welcome Kerrii to the board of directors of P.F. Chang’s. Her wealth of experience, including her recent leadership role in the restaurant industry, will continue to enhance the strength of our board,” said Rick Federico, chairman and co-CEO.

Ms. Anderson most recently served as chief executive officer and president of Wendy’s International, Inc., a restaurant operating and franchising company, from 2006 to September 2008, when Wendy’s merged with Triarc Companies, Inc. to form Wendy’s/Arby’s Group Inc. From 2000 to 2006, she served as Wendy’s executive vice president and chief financial officer. Previously, Ms. Anderson served as senior vice president and chief financial officer of M/I Schottenstein Homes, Inc. from 1987 to 2000.

Ms. Anderson currently serves as a board member of Chiquita Brands International and is a member of the audit committee and compensation committee. Additionally, she serves on the board of Laboratory Corporation of America Holdings and is chair of the audit committee and a member of the compensation committee.

P.F. Chang’s China Bistro Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.